UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
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Power REIT

(Name of Registrant as Specified In Its Charter)

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SUPPLEMENT TO PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF POWER REIT

Power REIT (AMEX:PW), a Maryland real estate investment trust, released a shareholder presentation on May 15, 2012 detailing the Company’s response to a proxy solicitation filed by the Dorsey dissident group (“Dorsey”).

Highlights include:

•	Correcting the record as to Mr. Lesser’s past business success with Keystone Property Trust (NYSE: KTR), which the Dorsey group has repeatedly misunderstood and mis-described; and

•	Providing a financial analysis of the failed strategies of past management, which Mr. Dorsey sought to replicate in his 2011 proxy campaign; and

•	Clarifying how current management is turning the Company around and how the Dorsey group would undo that.

The presentation is attached below and is also available on Power REIT’s website under the "Investor Relations" section at http://www.pwreit.com.

PLEASE SUPPORT THE BOARD OF TRUSTEES AND VOTE “FOR” MANAGEMENT’S NOMINEES AT THE UPCOMING ANNUAL MEETING TO BE HELD ON MAY 24, 2012:

•	David H. Lesser
•	Virgil E. Wenger
•	William S. Susman
•	Patrick R. Haynes, III

We appreciate your continued interest and support of the Company. If you have any questions, please do not hesitate to contact the company at ir@pwreit.com or at 212-750-0373.

Sincerely,

David H. Lesser

Chairman of the Board of Trustees

Power REIT 2012 Proxy Contest David H. Lesser Chairman and CEO 212 - 750 - 0373 dlesser@pwreit.com Arun Mittal, CFA VP Bus. Development 212 - 750 - 0373 amittal@pwreit.com POWER REIT Presentation to ISS and Institutional Shareholders May 2012

2 Safe Harbor Statement This presentation may contain forward - looking statements regarding future events and the future performance of Power REIT (the “ Company ” ) that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “ anticipates, ” “ believes, ” “ plans, ” “ expects, ” “ intends, ” “ future, ” “ hypothetical, ” pro - forma, ” “projections,” “ could, ” “ targets, ” and similar expressions to identify forward looking statements. These risks and uncertainties are described in the Company ’ s Annual Report on Form 10 - K for the fiscal year ended December 31, 2011, its Quarterly Reports on Form 10 - Q, and its registration statement on Form S - 3 (and any amendments thereto) as filed with the Securities and Exchange Commission.

THE DORSEY CAMPAIGN 3

Introduction ▪ Dorsey ’ s 2011 campaign was not in the interest of shareholders and Dorsey ’ s 2012 campaign is not in the interests of shareholders – Conflicts of Interest due to relationship with Mr. Parsons/Wheeling & Lake Erie Railway – No business plan, management team or specified assets to invest in – No experience running a company, investing in real estate or with a public REIT ▪ Dorsey ’ s Proxy has misleading statements designed to impugn the character and track - record of Mr. Lesser ▪ Dorsey Group has not reached out to the Company to voice their concerns and remained silent on attempted communications by company ▪ Seeking to replace the entire board and undo progress made in past 12 months We urge Shareholders to Vote “ FOR ” The Board of Trustees Nominees 4

Dorsey 2012 Proxy Fight Dorsey and his nominees have not reached out to company to express concerns, propose a business plan or participate in the nomination process ▪ Company ’ s phone calls and letters have been met with silence ▪ Dorsey ’ s proposed business plan in 2012 contest has changed from 2011 business plan – Seeking to invest in real - estate, but does not describe what kind of real - estate – No experience with management of REITs or investing in real - estate ▪ Dorsey continues to own 0.06% and the rest of the nominees own 0.00% shares collectively ▪ With the exception of one Dorsey Nominee, we believe none of the candidates are qualified to oversee and manage a new investment program for a public REIT 5

Dorsey 2012 Proxy Fight Consists of Defamatory and False Information ▪ Dorsey uses false and misleading statements in proxy, violating Rule 14a - 9 of the Exchange Act of 1934; the SEC, in its comments letter from 2011 noted (the letter is available online 1 ): We note that the filing persons have made statements in the proxy statement that appear to directly or indirectly impugn the character, integrity or personal reputation of Mr. Lesser and/or the current Board, or make charges of illegal, improper or immoral conduct without adequate factual foundation… Please do not use these or similar statements without providing proper factual foundation for the statements. In addition, as to matters for which you do have proper factual foundation, please avoid making statements about those matters that go beyond the scope of what is reasonably supported by the factual foundation…. ▪ Dorsey ’ s 2012 proxy statement is worse than his 2011 proxy statement and contains substantially false information that we believe impugns the character and business credentials of Mr. Lesser ▪ To address some of the specific falsehoods in Mr. Dorsey ’ s statements: – Mr. Lesser led the formative transaction that created Keystone Property Trust through his investment firm Hudson Bay Partners. The original transaction was concluded at $11.00 and ultimately, Keystone was sold for $23.80. Hudson Bay Partners invested capital and also merged a management team into the company. This was a very good outcome for all the original investors with growth in dividends and share price. – Mr. Lesser has invested in many distressed debt situations. As is well known, in distressed situations, a bankruptcy is sometimes required to realize value. Mr. Lesser and his investors have realized substantial value in these investments, to the contrary of Dorsey ’ s misleading statements. – These type of misleading statements continue for multiple pages in the Dorsey proxy materials 6 1. http://www.sec.gov/Archives/edgar/data/78838/000000000011031227/filename1.pdf

0% 50% 100% 150% 200% 250% 300% 350% 400% 6/1/1997 10/1/1997 2/1/1998 6/1/1998 10/1/1998 2/1/1999 6/1/1999 10/1/1999 2/1/2000 6/1/2000 10/1/2000 2/1/2001 6/1/2001 10/1/2001 2/1/2002 6/1/2002 10/1/2002 2/1/2003 6/1/2003 10/1/2003 2/1/2004 Keystone Cum. Returns Dorsey ’ s Facts are Misleading and Wrong: Keystone 0.2 0.22 0.24 0.26 0.28 0.3 0.32 6/1/1997 9/1/1997 12/1/1997 3/1/1998 6/1/1998 9/1/1998 12/1/1998 3/1/1999 6/1/1999 9/1/1999 12/1/1999 3/1/2000 6/1/2000 9/1/2000 12/1/2000 Keystone Dividends ▪ Dorsey suggests that Keystone Transaction was a poor investment - the facts say otherwise. ▪ The Facts from the historical SEC record: – David Lesser led the transaction through Hudson Bay Partners, with a significant investment of capital ($21.6mm) and helped merge a portfolio and a management team – Keystone transaction was announced in Summer of 1997 at a share price of $11.00 – Dividends increased over 40% in first three years while Mr. Lesser was a trustee – Total returns on Keystone transaction exceed 300% upon sale in 2004 – Immediate impact of 50% on stock price as a result of transaction 7 1. 10 - K regulatory filings; cumulative returns were calculated assuming dividends were used to acquire additional shares at the midpoint of high/low range during quarter; initial investment price is $11.00 and exit price is $23.80. 40% Increase In Dividends In 3 years 360% Increase In Cumulative Returns

Dorsey 2012 Proxy Fight a continuation of 2011 Proxy Fight Dorsey ’ s Core Platform in 2011 Proxy Fight: Do Nothing ▪ In 2011, Paul Dorsey (a 0.06% holder) sought to replace entire board; his Nominees were: – Paul Dorsey No public board qualifications – Robert Dorsey (brother of Paul Dorsey) No public board qualifications – Former President (the musician) Dropped out as nominee prior to annual meeting – Mr. Larry Parsons (WLE) Substantial conflicts with company and its shareholders because WLE is sub - lessee of company’s only asset ▪ In May 2011, Management met with Dorsey, but concluded that providing board seat(s) was not in the company ’ s interest given his stated platform / business plan and his ties with Mr. Parsons ▪ Dorsey ’ s 2011 platform was to do nothing – Dorsey was against acquiring additional real - estate – Dorsey was against any kind of leverage – Dorsey implied that the company needed Wheeling & Lake Erie (WLE) approval for its business plan, even though there is no contractual agreement between the company and WLE – Dorsey wanted shareholder approval on compensation of CEO (not say on pay); this is above and beyond most companies and would make it hard to attract management talent….these and other provisions sought by Dorsey would prevent the company from expanding or creating shareholder value ▪ In 2011, Dorsey ’ s nominees were unqualified, with the exception of Mr. Parsons who the Company believes has material conflicts that make him unfit to serve. Further, Dorsey has never run a business and has only reached a mid - level accounting position in two large companies 8

Dorsey ’ s 2011 Do Nothing Plan was Not in Shareholder Interest PW’s Revenues are Flat, Expenses are Increasing Due to Inflation ▪ The Company ’ s dividend fell under prior management by approximately 10% from 2000 to 2010 to pay for increased public company expenses. ▪ Moreover, assuming status quo, annual inflation would significantly affect the real value of future dividends and reduce absolute amount of dividends due to increase expenses ▪ Historically, PW ’ s expenses understated due to subsidized fees charged by related parties. – Accounting and public company services were being provided at below market value by Amherst Company, which had sold most of its holdings decades earlier – Norfolk Southern Corporation was handling company ’ s tax returns (and not billing for these expenses) – Public company expenses increased in 2011 due to XBRL requirements; public company compliance costs continue to increase, including costs related to the Dorsey 2011 and 2012 proxy campaigns 9 0.20 0.25 0.30 0.35 0.40 0.45 0.50 0.55 0.60 0.65 2000 2004 2008 2012 2016 2020 2024 2028 2032 2036 2040 2044 2048 Actual Dividend Projected Dividend Max Dividend 1. Maximum dividends assumes no expenses; assumes share count of 1,510,000.

Dorsey ’ s 2011 Proxy Campaign Was Designed to Restore a Failed Business Strategy Old Management Did Nothing and Significantly Underperformed the Markets ▪ Historical Mismanagement. Constant revenues and dividends (declining in real terms) and complete absence of a strategic growth plan led to significant opportunity cost for shareholders. ▪ Comparable Firms. Given the unique nature of PW ’ s business, there is no comparable company. Instead, we have used the S&P 500 index due to the availability of returns dating back to the listing of the company in 1967. ▪ Like a Bond with declining Payments . More specifically, unlike other operating companies, PW’s prior management did not grow the top - line for 44 years during which period the revenue remained unchanged at $915,000/year and expenses increased. Consequently, PW’s economics resembled characteristics of a declining fixed income instrument instead of an equity investment. 10 % of Initial Starting Value 10% 100% 1000% 10000% 1967 1970 1973 1976 1979 1982 1985 1988 1991 1994 1997 2000 2003 2006 2009 PW S&P 500

Historical Mismanagement Mirrored in Dorsey 2011 Proxy Fight Issues Explanation Lack of Insider Ownership By Executive Management & Trustees Former President owned 0% shares Former Secretary, Treasurer owned 0% shares Trustees owned 1.1% of shares (other than Mr. Lesser who joined board in 2009) Lack of Full - time Attention by Management President was a musician and Secretary - Treasurer was only available for administrative processing of 10 - Qs and 10 - Ks; his full - time job was at another company Lack of Experience by Mgt. No one with transactional /public REIT / capital markets experience Restrictive Corporate Structure Due to the company ’ s corporate structure and restrictions imposed on the company by its lease with Norfolk Southern Corporation, the company was restricted from raising capital or expanding its business to increase revenues/dividends Substantial Conflict of Interest Larry Parsons, Chairman of Wheeling & Lake Erie Railway (the Company ’ s sub - lessee) was a trustee and owned 0.8% of shares. Mr. Parsons had a substantial interest in not expanding company ’ s business and not shining light on improper benefits received by his company. He was actively against any expansion in the company ’ s business plan. 11

A 2011 Dorsey Nominee Sues the Company in December 2011 ▪ Mr. Parsons serves as Chairman of Wheeling & Lake Erie (WLE), which, together with Norfolk Southern Corporation (NSC), sued Power REIT and P&WV in December 2011 after new management sought compliance with the lease ▪ Litigation is disclosed in the Investor Presentation released on May 7, 2012 ▪ If Dorsey slate had been elected in 2011, nothing would have changed from the last 44 years: – The Company would not have enforced the terms of the lease with NSC (or through NSC, its sub - lessee WLE) – Company would not have been reorganized and thus would not have been able to grow – Management would have been unqualified to create shareholder value – Management would have little financial interest in the company 12

WHY YOU SHOULD VOTE FOR THE BOARD OF TRUSTEE ’ S NOMINEES? 13

Aligned Interests and Good Corporate Governance The Company ’ s nominee slate are the better choice for shareholders ▪ Substantial Transaction and Value Creation Experience, Business Contacts Mr. Lesser Senior VP, Crescent Realty, Trustee, Keystone (KTR), director in Merrill Lynch real - estate group Mr. Wenger Former Partner, Ernst & Young LLP, audit committee chairman since 2005 Mr. Susman Former head of Consumer and Transportation Investment Banking at Merrill Lynch – Current head of Threadstone (Investment Bank) Mr. Haynes Real - estate private equity experience with Lehman Brother and Rockefeller Group ▪ Aligned financial interest – 9.9% insider ownership – CEO has worked for over a year without salary and has provided free office space to the company – Below market salary for VP of Business Development ▪ Independent Compensation Committee and Equity Plan – Equity Incentive Plan designed to compensate and attract management talent and align long - term interests – Managed by compensation committee consisting solely of independent trustees ▪ Independent Nomination Process – Independent trustees run the process. Process disclosed on 2011 second quarter 10 - Q and is publicly available – None of the independent trustees have heard from the Dorsey nominees 14

Management Has Made Significant Progress in 2011 - 2 ▪ Short - term dividend reduction due to increased costs related to reorganizing and implementing new business plan – Trustees and management own 9.9% and are aligned to bear short - term pain to create long - term value ▪ Business plan builds on railroad infrastructure investment in REIT format – Energy infrastructure with a focus on renewable energy – Transportation ▪ Reorganized company into more traditional real - estate investment trust – Domiciled in Maryland where 80% of REITs are domiciled – Holding company structure to isolate risk of asset in subsidiary – Parent company able to borrow / raise equity and invest in new assets without lease restrictions as it is not a party to the lease – Management team handled reorganization in efficient manner; normal cost $100 - 250k; company was able to complete reorganization for approximately $30k through substantial in - house work ▪ SEC Shelf Registration (Form S - 3) to raise up to $100 million declared effective by SEC ▪ Investor presentation released on May 7, 2012 and available at www.pwreit.com 15

New Management Difference

Old Management Issues	New Management
Lack of Insider Ownership By Executive Management & Trustees	**Insider management and trustee ownership of approximately 9.9%** - Aligned with shareholders
Lack of Full-time Attention by Management	**Full-time Attention by Management** - Seeking acquisitions and working to actively expand the business - Spending substantial time with potential acquisitions, capital-raising and organizing company for growth
Lack of Experience by Mgt.	**Substantial Investment Banking and Asset Finance Experience** - Mr. Lesser (Senior VP, Cresecent Realty, director Merrill Lynch) - Mr. Mittal (Director, StoneCastle Partners, CEO, Shinsei Capital (USA))
Restrictive Corporate Structure	**New Flexible Corporate Structure** - New management has restructured company and positioned it for growth - Holding company structure - Moved to Maryland domicile where 80% of REITs reside
Substantial Conflict of Interest	**Board Conflicts Removed** - Mr. Parsons asked to explain conflicts prior to 2011 annual meeting; Mr. Parsons refused and Audit Committee refused to waive provisions of Code of Ethics. Mr. Parsons was not re-nominated

16

8.5 9.5 10.5 11.5 12.5 13.5 14.5 15.5 11/30/2010 12/31/2010 1/31/2011 2/28/2011 3/31/2011 4/30/2011 5/31/2011 6/30/2011 7/31/2011 8/31/2011 9/30/2011 10/31/2011 11/30/2011 12/31/2011 1/31/2012 2/29/2012 3/31/2012 4/30/2012 Stock Px PW Stock Has Appreciated Under Mr. Lesser, but hampered by WLE Litigation Share Price, including dividends, up 9% from 11/30/2010 prior to NSC/WLE litigation initiated by Dorsey ’ s 2011 Nominee 1 1. David Lesser Appointed Chairman of PW on November 30, 2010: Stock Increases 2. Share Price Decline in Q1 2011 Due to Rights Offering (typical reaction) 3. Share Price hits $15+ in Fall 2011 as company announces reorganization and steps to implement previously disclosed business plan to acquire assets 4. On 12/19/2011, Norfolk Southern Corporation and Wheeling & Lake Erie Railway (Dorsey 2011 Nominee ’ s Company) initiate litigation against company….price declines due to uncertainty 17 2 3 4 Share Price, Including dividends Up 9% from 11/30/2010 Prior to NSC/WLE litigation 1 1. Assumes dividends re - invested in company; Mr. Parsons is Chairman of Wheeling & Lake Erie Railway (WLE) 1 2

18 Conclusion For all of the reasons described in this presentation, We urge you to vote for the Board of Trustee ’ s Nominees ▪ Current management is implementing a business plan designed to create substantial value ▪ Board of Trustees’ Nominees have experience and track - record to create shareholder value ▪ Mr. Lesser has the experience, market credibility and track - record to implement the company’s business plan ▪ A vote for the Dorsey Group is not in the interest of shareholders due to conflicts, lack of experience in running or working for public REITs, no management plan and lack of a well articulated business plan

STRATEGIC GROWTH PLAN AND CORPORATE SUMMARY 19

20 Company Snapshot Our goal is to create shareholder value and grow cash flow and dividends per share through acquisitions ▪ Power REIT is a listed infrastructure real - estate investment trust (AMEX: PW) – Shares Outstanding: 1,623,250 – Share Price (May 3, 2012) 9.52 – Market Cap: ~$16mm – Dividend Yield: 4.2% ▪ Currently seeking acquisitions of real - estate related to transportation and energy infrastructure with a focus on renewable energy – Seeking to invest in income producing projects that generally do not have technology risk ▪ Significant opportunity to acquire quality infrastructure real - estate at attractive yields ▪ We believe that the Company is attractively valued based on its current assets and growth opportunities ▪ Experienced capital markets and REIT management team with over 40 years of experience – David Lesser appointed as Chairman of the Board on Nov. 30, 2010, and as CEO on Feb. 14, 2011. – Significant insider ownership = shareholder alignment

Foundation Established in 2011 - 2012 to Facilitate Growth 1967 Pittsburgh & West Virginia Railroad listed on AMEX as the first infrastructure REIT - Received critical IRS ruling that forms the basis of many infrastructure REIT investments 1968 – 2010 Shareholder value destroyed due to fixed revenues, increased public market compliance expenses, inflation and lack of plan for growth by prior management - P&WV ’ s lessee (Norfolk Southern Corporation) and previous management sought to keep company inactive as an entity run for lessee ’ s benefit instead of shareholders - Passive management of Company was not beneficial for shareholders over this period 2011 – 2012 New management and business plan to create value through infrastructure acquisitions Company reorganized into growth friendly corporate structure - More traditional holding company structure facilitates growth through acquisitions - P&WV became a wholly owned subsidiary of Power REIT - Changed domicile to Maryland, where approximately 80% of listed REITs reside Executed first capital raise for Company since IPO in 1967 - Raised $1.0mm of working capital through rights offering - Filed $100 million shelf offering - Pursuing a line of credit to finance future acquisitions Established substantial pipeline of opportunities exceeding $150 million - Sourcing opportunities directly and through banks, PE firms and infrastructure developers Power REIT expects to start investing in second half of 2012 21

New Growth Business Plan Legacy Business Plan Asset(s): Pittsburgh & West Virginia Railroad Revenue : Fixed rent of $915,000 / annually under 99 - year lease with Norfolk Southern Dividend Growth : None Diversification: Single asset Value Creation: Negative: Shareholder value degraded over time due to inflation reducing value of fixed rent payments 22 New Business Plan Diversified real - estate tied to infrastructure (including existing railroad asset) Expected to increase through acquisitions intended to grow cash flow per share Expected to increase through acquisitions intended to grow cash flow per share Goal is to diversify lessees, geographies and asset classes focused on transportation and energy infrastructure Positive: Management targeting dividend growth that exceeds inflation and matches or exceeds average REIT

Power REIT Investment Highlights 23 Power REIT is an Innovative Infrastructure REIT Targeting a Large, Attractive Market Massive U.S. infrastructure investment opportunity Superior return profile of infrastructure assets compared to traditional real - estate Attractive opportunity to grow cash flow and dividends per share through accretive acquisitions Creating Shareholder Value Pittsburgh & West Virginia Railroad legacy asset 1. Pittsburgh & West Virginia Railroad ( “ P&WV ” ) is a wholly - owned subsidiary of Power REIT.

24 Significant Investment Opportunity Significant opportunity to invest in energy and transportation real - estate with a focus on renewable energy real - estate Wind Farms - Land, air rights - Towers - Supporting real - estate Solar Farms - Land, air rights - Balance of System - Supporting real - estate Transmission & Other Assets - Transmission & distribution lines - Other renewable energy asset classes Transportation - Railroad - Bridges - Roads - Ports

25 Attractive Return Profile We believe energy infrastructure assets offer attractive risk - adjusted returns relative to traditional real - estate ▪ Infrastructure Investment Rationale: – We believe we can acquire infrastructure assets at higher yields than traditional real - estate investments – Underlying revenues often supported by investment grade firms under long - term contracts (e.g. utilities) – Difficult to replace, hard/impossible to relocate and dependent on specific locational advantages – Often uncorrelated to broader economy and traditional real - estate asset classes Monopoly - like Position Hard to Replace Predictable Cash Flow Duration of Cash Flow High Low Strong Weak POWER REIT Office Apartments Malls Cell Towers Triple - Net Industrial Hotel Healthcare

Substantial Embedded Growth Potential as a Small-Cap REIT

Hypothetical acquisition of $50 million in transaction(s) results in significant increase in cash flow per share and shareholder value

All figures, other than share and per share amounts, in $ '000

	Power REIT Audited 2011			Pro-Forma Projections[1]
BALANCE SHEET				
Railroad Asset	9,150			9,150
New Assets	-	Assets Acquired	50,000	50,000
Liabilities	-	Asset Yield	9.0%	20,000
FUNDS FROM OPERATIONS		Debt:Assets	40%	
Railroad Revenue	915	Debt Yield	6.5%	915
New Assset Revenue	-			4,500
General & Administration	(278)			(600)
Interest Expense	-			(1,300)
Funds From Operations (FFO)[2]	**637**			**3,515**
Shares Issued[3]	n/a			3,340,336
Shares Outstanding	1,623,250			4,963,586
FFO/Share	**0.39**			**0.71**

1. The above financial model illustrates a hypothetical transaction and is intended to describe the value that can be created by Power REIT if it acquires $50 million of its intended assets. Actual results may differ from this example.
2. Funds from Operations (FFO) is a non-GAAP measure of free cash-flow (before accounting for principal repayment, cap-ex and shareholder distributions and after adding back depreciation). Many REITs are valued using a Price / FFO ratio ("P / FFO").
3. "Shares Issued" includes expected issuance of shares to fund acquisitions and an additional 6% for transaction and equity placement costs. Assumes shares are issued at the closing price of $9.52(as of May 3, 2012).

26

Litigation with Norfolk Southern Corporation ( “ NSC ” ) P&WV is seeking to protect it s contractual rights under its lease 1 ▪ Litigation commenced in December 2011 ▪ P&WV is seeking to protect its contractual rights under the lease, including the right to additional payments from Norfolk Southern Corporation ( “ NSC ” ) ▪ NSC is seeking to protect the historical status quo and historical treatment of certain transactions and has continued to make the base rent payment ▪ Primary exposure is cost of litigation ▪ If P&WV prevails in litigation, it believes that it could be very positive for the company and PWV contends that its litigation expenses are recoverable under the lease 27 1. Pittsburgh & West Virginia Railroad ( “ P&WV ” ) is a wholly - owned subsidiary of Power REIT.